DISTRIBUTION COGNIZANT, LLC
CODE OF ETHICS
December 2025
Introduction and Things You Should Know
This is the Code of Ethics (the "Code" or "Code of Ethics") of Distribution Cognizant, LLC (the "Firm" or “Distribution”). The Code includes the following sections:

•Definitions
•Fiduciary Duty Standards
•Code of Ethics Compliance and Administration
•Guidelines for Professional Standards
•Personal Trading Policies
•Sanctions and Reporting Violations
•Insider Trading Policies
Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Investment Advisers Act, as amended (the “Advisers Act”) (and Rule 17j-1 under the Investment Company Act, as amended (the “1940 Act”), as applicable to registered investment companies) requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•The adviser’s fiduciary duty to its clients;
•Compliance with all applicable Federal Securities Laws;
•Reporting and review of personal Securities transactions and holdings;
•Reporting of violations of the code; and
•Delivery of the code to all Supervised Persons.
If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer. Do not guess the answer.

The Company expects all Supervised Persons to comply with the spirit of the Code, as well as the specific requirements contained in the Code including the requirements under Rule 204A-1 and Rule 17j-1.

Regarding Distribution’s service as investment adviser to the Fund, Rule 17j-1 imposes additional duties. Rule 17j-1 requires that the Adviser adopt a written code of ethics (a separate document), which must be approved by a majority of the Board of Trustees of the Funds (“Board of Trustees”). Any material change to the Fund’s Code of Ethics must be approved by the Fund’s Board of Trustees within 6 months of the material change. Additionally, at least annually, Distribution is required to provide the Fund’s Board of Trustees with a written report of any issues arising under the Code of Ethics procedures, including information about material violations and sanctions imposed in response to those violations. The report must also certify that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

Under Rule 17j-1, it is unlawful for certain persons, including any officer, director or trustee of Distribution, in connection with the purchase or sale by such person of a security “held or to be acquired”1 by the Fund:

•    To employ any device, scheme or artifice to defraud the Fund;
•    To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
•    To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Funds; or
•    To engage in any manipulative practice with respect to the Fund.

The Company treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Company may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. You can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.
1 A security “held or to be acquired” by the Fund means (i) any Reportable Security which, within the most recent 15 days is or has been held by the Fund or is being or has been considered by the Fund or its investment adviser for purchase by the Fund; AND (ii) any option to purchase or sell, and any security convertible into or exchangeable for a Reportable Security.

Definitions
These terms have special meanings as used in this Code of Ethics. Defined terms from the Company’s Compliance Manual are incorporated by reference into this Code of Ethics:
Access Person - Any Supervised Person who has access to nonpublic information regarding any Client or Fund purchase or sale of securities, is involved in making securities recommendations, or has access to such recommendations that are nonpublic. Access Person is defined to include: (i) any director/trustee, officer, general partner or Investment Personnel of the Trust or of an investment adviser to the Trust; (ii) any Investment Personnel of an investment adviser to the Trust who has access to nonpublic information regarding the portfolio holdings of any series of the Trust (a “Fund”), or who is involved in making securities recommendations for a Fund and (iii) any director, officer, or general partner of a principal underwriter who has knowledge of the investment activities of a series of the Trust.

Advisory Person - Any director, officer general partner or employee of the Fund or Distribution (or of any company or natural person in a control relationship to the Fund or Adviser) who makes, participates in or obtains information regarding the purchase or sale of Covered Securities by the Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales.

Automatic Investment Plan - means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial Ownership - Means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities, including those owned by members of an Access Person's immediate family living in the Access Person's household, as defined below.
Chief Compliance Officer (CCO) - The person that has been designated to perform the functions of Chief Compliance Officer in the ADV Part 1. The Company’s Chief Compliance Officer is Patrick Neal. For purposes of reviewing the Chief Compliance Officer's own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by another qualified individual, and shall be clearly denoted in the Company's compliance files.
Client - Any person for whom, or entity for which, the Company serves as an investment adviser, renders investment advice, or makes any investment decisions for compensation is considered a client.
Covered Account - Means any account in which an Access Person has any direct or indirect Beneficial Ownership.
Covered Securities - Any security except (i) direct obligations of the U.S. government; (ii) bankers acceptances, CDs, commercial paper and high-quality short-term debt (including repurchase agreements); (iii) shares of open-end funds other than fund(s) managed by Distribution.

Federal Securities Laws- the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes–Oxley Act of 2002, the Investment Company Act of 1940, Title V of the Gramm-Leach-Bliley Act and any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to Funds and investment advisers and any rules adopted thereunder by the Commission or the Department of the Treasury.

Front-Running – Trading a favored account ahead of other accounts.
Fund – The Reverb ETF, an investment company, under the 1940 Act managed by Distribution.

Insider Trading – Trading personally or on behalf of others on the basis of Material Nonpublic Information or improperly communicating Material Nonpublic Information to others.

Investment Personnel of a Fund - Any employee (or natural person who controls the Fund or Distribution) who makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

IPO – An initial public offering. An IPO is an offering of securities registered under the Securities Act where the issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

Material Nonpublic Information – Information that (i) has not been made generally available to the public’ and that (ii) a reasonable investor would likely consider important in making an investment decision.
Members of the Family/Household - "Members of the Family/Household" include:

•A spouse or domestic partner (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support);
•Children under the age of 18;
•Children who are 18 or older (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support); and
•Any person who lives in the Access Person's household including stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, in-laws, and adoptive relationships.
Non-Reportable Securities: See subsection titled “Reportable Securities” for a list of non-reportable securities.
Private Placement – Also known as a “Limited Offering.” An offering that is exempt from registration pursuant to sections 4(2) or 4(6) of the Securities Act, or pursuant to Rules 504, 505, or 506 of Regulation D.

Reportable Fund – Means any Fund for which the Firm serves as an investment adviser as defined in the 1940 Act. Currently, this includes the Reverb ETF.

Reportable Securities - Means all Securities, except Non-Reportable Securities, in which an Access Person has Beneficial Ownership.

RIC – Registered Investment Company.

Security or Securities - Means anything that is considered a "security" under the Advisers Act of 1940. This is a very broad definition of security. It includes most kinds of investment instruments, including things that one might not ordinarily think of as "securities," such as:

•exchange traded funds;
•options on securities, on indexes and on currencies;
•investments in all kinds of limited partnerships;
•investments in foreign unit trusts and foreign mutual funds; and

•investments in private investment funds and hedge funds.
If there is any question or doubt about whether an investment is considered a security or a Reportable Security under this Code, ask the Chief Compliance Officer.

Security Held or To Be Acquired by the Fund – (i) any Covered Security which, within the most recent 15 days is or has been held by the Fund or is being or has been considered by the Fund or its investment adviser for purchase by the Fund; AND (ii) any option to purchase or sell, and any security convertible into or exchangeable for a Covered Security.

Supervised Person - A "Supervised Person" is any partner (who is listed on ADV Part 1 Schedule A), officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. This may also include all temporary workers, consultants, independent contractors, and anyone else designated by the Chief Compliance Officer. For purposes of the Code, such ‘outside individuals' will generally only be included in the definition of a supervised person, if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The Chief Compliance Officer shall make the final determination as to which of these are considered supervised persons.

Trust – Advisors Series Trust. The Reverb ETF is a series of the Trust.

Fiduciary Duty Standards
This Code of Ethics is based on the principle that the Firm has a fiduciary duty to place the interests of clients ahead of the Firm's interests. The Firm must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of the Firm's clients.
All Supervised Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Supervised Persons.
The Firm’s Supervised Persons designated as Access Persons by a RIC shall comply with the RIC’s Code of Ethics in addition to the Firm’s Code of Ethics.

We expect all Supervised Persons to adhere to the highest standards with respect to any potential conflicts of interest with clients. As a fiduciary, the Firm must act in its client’s best interests. Neither the Firm, nor any Supervised Person should ever benefit at the expense of any client. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Guidelines for Professional Standards
•At all times, all Supervised Persons must comply with applicable federal securities laws and must reflect the professional standards expected of those engaged in the investment advisory business, and they shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective, and reasonable in dealing with both clients and other parties so that his or her personal integrity is unquestionable.
•All Supervised Persons are required to report any violation of the Code by any person to the CCO or other appropriate persons of the Firm promptly. Such reports will be held in confidence to the extent practicable. However, the Firm remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation.
•Supervised Persons must place the interests of clients first. All Supervised Persons must scrupulously avoid serving his or her own personal interests ahead of the interests of the Firm's clients. In addition, Supervised Persons must work diligently to ensure that no client is preferred over any other client.
•Supervised Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve the Firm and/or its Supervised Persons on one hand and clients on the other hand will generally be fully disclosed and/or resolved in a way that favors the interests of the clients over the interests of the Firm and its Supervised Persons. If an Supervised Person believes that a conflict of interest has not been identified or appropriately addressed, that Supervised Person should promptly bring the issue to the CCO’s attention.
•All Supervised Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or from engaging in any manipulative or deceitful practice with respect to clients or securities.
•No Supervised Person may serve on the board of directors of any publicly traded company that is a portfolio holding.
•Supervised Persons will not cause or attempt to cause any client to purchase, sell, or hold any security in a manner calculated to create any personal benefit, or on behalf of the Firm.

•Supervised Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Firm’s services, and engaging in other professional activities.
•Supervised Persons must conduct all personal securities transactions in full compliance with this Code. Doubtful situations should be resolved in favor of clients and in cooperation with the CCO. Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Firm's fiduciary duties.
•Personal transactions in securities by Access Persons must be transacted to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Firm's clients. Likewise, Supervised Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Firm at the expense of clients, or that otherwise bring into question the person's judgment.
•Supervised Persons are subject to Insider Trading Policies adopted by the Firm to detect and prevent the misuse of material nonpublic information.
•No Supervised Person shall communicate information known to be false to others (including but not limited to clients, prospective clients and other Supervised Persons) with the intention of manipulating financial markets for personal gain.
•Supervised Persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the CCO.
•When any Supervised Person faces a conflict or potential conflict between his or her personal interest, or the interest of the Firm, and the interests of clients, he or she is required to immediately report the conflict to the CCO for instructions regarding how to proceed. This includes any action which could be perceived as favoring one client or group of clients over another. Any type of compensation (special arrangement) between the Firm and a third party which could produce an incentive to favor the Firm or one client over another should also be reported to the CCO immediately.
•Supervised Persons must treat recommendations and actions of the Firm as confidential and private matters. Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in client accounts or other nonpublic information, except to broker-dealers, other bona fide service providers, or regulators in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Firm, without the prior written approval of the CCO.
•No Supervised Person shall intentionally sell to or purchase from a client any security or other property without prior written authorization from the CCO.
•No Supervised Person shall provide loans or receive loans from clients without the prior written authorization from the CCO.

Code of Ethics Compliance and Administration
The CCO administers the Code of Ethics and shall certify compliance with any RIC’s Code of Ethics to the RIC’s CCO on a quarterly basis. All questions regarding the Code should be directed to the CCO. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) the Firm to comply with all applicable Federal Securities Laws; and (ii) the CCO to discharge duties under the Code of Ethics.

An annual written report (15C) shall be provided to any applicable Trust CCO and its Board of Trustees for RIC clients. The report to the Board of Trustees must include a description of issues arising under the Code of Ethics since the last report to the Board of Trustees, including information about material violations of the Code of Ethics and sanctions imposed in response to the material violations. The CCO will certify that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

There are reporting requirements that an Access Person must adhere to under this Code. The Firm utilizes a compliance management system, Orion Compliance (“Orion”), for reporting of covered/reportable securities and accounts for Access Persons. Orion is used for the recordkeeping requirements of Access Persons. Such reports will be maintained for records in the format provided by Orion.

Nothing herein shall prohibit or impede in any way a Supervised Person or former Supervised Person from reporting a possible securities law violation directly to the SEC or other regulatory authority. In addition, the Firm will not retaliate in any way against a Supervised Person or former Supervised Person for providing information relating to a possible securities law violation to the SEC or other regulatory authority.

The Firm's management will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Supervised Persons of the Firm, and shall require an acknowledgement of the receipt, understanding and acceptance of the change(s).

Supervised Persons are generally expected to discuss any perceived risks or concerns about the Firm’s business practices with the CCO.

Annual and Amendment Acknowledgment

The Firm will distribute the Firm’s Code of Ethics to each Associated Person upon the commencement of employment or engagement and upon any amendment to the Code of Ethics.

All Supervised Persons must acknowledge annually that they have received, read, understand, and agree to comply with the Firm's Code in connection with the Firm’s annual policy acknowledgement process. Amendments will be distributed via Orion and an acknowledgement must be completed.

The Firm will, upon request, furnish clients with a copy of the Code of Ethics. All client requests for the Firm’s Code of Ethics should be directed to the CCO.

The CCO will maintain a copy of this Code of Ethics in the Firm's files. Additionally, the CCO will review the Code of Ethics at least annually to ensure it remains appropriately aligned with the Firm's advisory business.

Personal Trading Policies
Personal Securities Transactions
Personal trading activity conducted by the Firm’s Access Persons should be executed in a manner consistent with our fiduciary obligations to our clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Access Person trades should not involve trading activity so excessive as to conflict with one’s ability to fulfill daily job responsibilities or to otherwise violate anti- manipulative or insider trading regulations.

Accounts Covered by the Code
The Firm’s Code of Ethics applies to all Reportable Securities and Covered Accounts over which Access Persons have any Beneficial Ownership (e.g., accounts for which an Access Person is Trustee), which typically includes securities held by immediate family members sharing the same household. Immediate family members include children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.
It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts. Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

The following policies and procedures apply to all securities owned or controlled by an Access Person, and any Covered Account. Any account in question should be addressed with the CCO immediately to determine if it is considered a Covered Account.

Improper trading activity can constitute a violation of this Code. Nevertheless, the Code can be violated by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Individual conduct can violate this Code even if no clients are harmed by such conduct.

Reverberate App
No Supervised Person may, to his or her actual knowledge, participate in the App connected with the Reverb ETF (the “Reverberate App”) by rating any of the companies listed as requested by the Reverberate App, as long as the Reverb ETF is a series of the Trust. The Reverberate App usage is anonymous, so the CCO utilizes a quarterly certification through Orion regarding this restriction since testing is not feasible.
Reportable Securities
The Firm requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except the following, which are Non- Reportable Securities:

•Direct obligations of the Government of the United States;
•Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short- term debt instruments, including repurchase agreements;
•Shares issued by money market funds;
•Shares issued by open-end investment companies registered in the U.S., none of which are advised or underwritten by the Firm or an affiliate;
•Interests in 529 college savings plans; and
•Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds.

The term “digital asset” refers to an asset that is issued and/or transferred using distributed ledger or blockchain technology, including, but not limited to, “virtual currencies,” “coins,” and “tokens.” A particular digital asset may or may not meet the definition of “security” under the Federal Securities laws. If you have any questions as to whether your digital asset is reportable, contact the CCO.

Reporting Requirements
The Firm collects information regarding the personal trading activities and holdings of all Access Persons. Access Persons must promptly report to the Firm the opening of any new Covered Accounts, submit quarterly reports regarding Reportable Securities transactions, and report holdings on an annual basis. Access Persons will also be required to complete the Annual Certification of Compliance with the Code of Ethics on an annual basis.

The CCO will make all required records of personal transactions in Reportable Securities available to the required regulatory authority, promptly upon request. These include statements for all accounts for personal securities transactions.

All Access Persons must file reports as described below, even if there are no holdings, transactions, or accounts to list in the reports. The Firm may rely on brokerage statements to the extent such statements are made accessible to the CCO.

1.    Initial Holdings Reports
No later than 10 calendar days after a Supervised Person becomes an Access Person (or within 10 days of the adoption of this Code if the Supervised Person was already an Access Person at the time of its adoption), that Access Person must submit an Initial Holdings Report to the CCO through the Orion system. The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

2.    Annual Holdings Reports
All Access Persons receive a request to report their annual holdings, including Reportable Fund holdings within the Orion system on an annual basis and must certify to the accuracy or report any discrepancies of the holdings report no later than 45 days after year end.
Content Requirements for Initial and Annual Holdings Reports

Each holdings report (initial and annual) must contain at a minimum:

1.    The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership;
2.    The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities (including securities that are not Reportable Securities) are held for the Access Person's direct or indirect benefit; and;
3.    The date the Access Person submits the report.
All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted. If you do not have any holdings to report, this should be indicated on the relevant holdings report.

Note: Access Persons may satisfy the annual holdings reporting requirements by attaching duplicate account statements to the annual holdings certification in Orion.

3.    Quarterly Transaction Reports
No later than 30 calendar days after the end of March, June, September, and December, each year, each Access Person must file a Quarterly Report of Personal Securities Transactions form with the CCO.
The Quarterly Report of Personal Securities Transactions form requires each Access Person to list all transactions in Reportable Securities during the most recent calendar quarter in which the Access Person had Beneficial Ownership.

Content Requirements for Quarterly Transactions Reports

Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

1.    The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
2.    The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3.    The price of the security at which the transaction was effected;
4.    The name of the broker, dealer or bank with or through which the transaction was effected; and
5.    The date the Access Person submits the report.

The quarterly transaction reporting requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts, in which such transactions took place, to the Firm, c/o the CCO, provided all required information is included in the report and the Firm receives the confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction(s) took place.

Note: Access Persons may satisfy the quarterly transaction reporting requirements by attaching duplicate account statements to the quarterly transaction certification in Orion.
If you did not have any transactions or account openings to report, this should be indicated on the quarterly transaction certification in Orion. Signed and dated quarterly transaction certifications and/or duplicate account statements must be submitted to the CCO within 30 days of the end of each calendar quarter.
4.    Reporting New Accounts
For each new account established by a Access Person, member of their Household, or Account in which either has Beneficial Interest or investment control, the Access Person shall report, within 30 days after the Account is established, the name of the broker-dealer (or bank name), the account name, the account number, the date the account was established, and other information requested by the Chief Compliance Officer.

Exceptions from Reporting Requirements
There are limited exceptions from certain reporting requirements. Specifically, Access Persons are not required to submit:

•Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan. However, any transaction that overrides the pre-set schedule or allocations of the Automatic Investment Plan must be included in a quarterly transaction report; or
•Any reports with respect to Reportable Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as a blind trust, wherein the Access Person has no knowledge of the specific management actions taken by the trustee and no right to intervene in the trustee’s management.
Any investment plans or accounts for which an Access Person claims an exception based on “no direct or indirect influence or control” must be brought to the attention of the CCO who will, on a case-by- case basis, determine whether the plan or account qualifies for an exception and make record of such determination. Unless and until such an exception is granted, all applicable reporting requirements shall apply.

“No direct or indirect influence or control” with respect to an account shall mean that the Access Person has 1) no knowledge of the specific management actions taken by the trustee or third party manager; 2) no right to intervene in the management of the account by the trustee or third party manager; 3) no discussions with the trustee or third party manager concerning account holdings which could reflect control or influence; and 4) no discussions with the trustee or third party manager wherein the Access Person provides investment directions or suggestions.
In making a determination of whether or not the Access Person has direct or indirect influence or control, the CCO will ask for information about the Access Person’s relationship with the party responsible for making the investment decisions regarding the account (i.e., independent professional versus friend or relative; unaffiliated versus affiliated firm).

The Firm requires that all Access Persons seeking a reporting exception for an account based on “no direct or indirect influence or control” submit such a request in writing to the CCO initially when the exception is first sought, and no less than annually thereafter confirm in writing that the exception still applies.

The CCO may periodically request information or a certification from a party responsible for managing the account and may also periodically request reporting on the account to identify transactions that would have been prohibited pursuant to this Code of Ethics, absent the exception granted.

Review and Recordkeeping
The CCO, or his designee, shall review personal trading reports for all Access Persons no less than quarterly, and will otherwise take reasonable steps to prevent violations of, monitor compliance with, and enforce this Code of Ethics. Evidence of the reviews shall be maintained in the Firm's files. The Compliance Designee will review the CCO's personal securities trading reports.

The Firm reserves the right to require the Access Person to reverse, cancel, or freeze, at the Access Person's expense, any transaction or position in a specific security if the Firm believes the transaction or position violates its policies or appears improper. The Firm will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

The Firm’s Code of Ethics is designed to mitigate material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO, or designee, monitors Access Persons’ trading to detect potential issues including but not limited to:

•Trading in reportable securities;
•Frequent short-term trades detrimental to their work;
•Front-Running and other trading in conflict with client interests; and
•Trading that appears to be based on Material Nonpublic Information.
The CCO, or his designee, will review reports submitted pursuant to the Code of Ethics for potential issues. Personal trading that appears problematic may result in further inquiry by the CCO.

The Chief Compliance Officer shall maintain and cause to be maintained in a readily accessible place the following records:

•    A copy of any Code of Ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
•    A record of any violation of the Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
•    A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a Supervised Person which shall be retained for five years after the individual ceases to be a Supervised Person of Newfound;
•    A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
•    A list of all persons who are, or within the preceding five years have been, Access Persons;
•    A copy of each report or certification made by an Access Person for at least five years after the end of the fiscal year in which the report or certification is made;
•    A record of all persons currently or within the past five years who are or were required to make reports or who are or were responsible for reviewing these reports; and
•    A record of any decision (and the reasons underlying such decision) to approve an Access Person’s acquisition of securities in IPOs and Limited Offerings within the past five years after the end of the fiscal year in which such approval is granted.
Prohibited and Restricted Transactions
•Access Persons may not acquire or participate in an initial public offering without first seeking written approval from the CCO.
•Any Access Person wishing to purchase or sell a security obtained through a private placement must first seek written approval by the CCO. In addition, if a Supervised Person who owns a security in a private company knows that the company is about to engage in an IPO, he or she must disclose this information to the CCO.
•Participation in investment clubs must be approved in writing by the CCO in advance of any such participation.

Should the CCO approve of any investment in an IPO or Private Placement/Limited Offering, he will maintain a record of the decision and the reasons supporting it for at least five years after the end of the fiscal year in which it was granted.
Case-by-Case Exemptions
Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the Access Person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential, or apparent conflict of interest.
Pre-Clearance
Access Persons are prohibited from engaging in any transaction in a Reportable Security in any account in which the Access Person has any Beneficial Ownership, unless the Access Person obtains pre-clearance for that transaction in advance of the transaction. The Firm does not require pre-clearance on exchange-traded funds (ETFs).

The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed. The CCO may deny or revoke pre-clearance for any reason.
The Firm or its Employees may receive information that may be deemed to be Material Nonpublic Information. Consequently, the Firm may choose to restrict personal trading in a security of a company or issuer by placing the company or issuer on a restricted list. Refer to the Firm’s Insider Trading Policy in this Code for further information and requirements.

As noted above, transactions in private placements and initial public offerings are always prohibited, unless pre-clearance is obtained, in advance of the transaction. Pre-clearance is obtained by first completing and signing the Personal Securities Pre-Clearance Trading Request Form. (A copy of the Personal Securities Pre-Clearance Trading Request Form is included in this Code, or a copy can be obtained from the CCO.) The Personal Securities Trading Request Form is then submitted to the CCO for pre-clearance.
If pre-clearance is obtained, the Access Person shall act promptly, taking the necessary steps to effectuate the IPO or private placement investment. The CCO may revoke a pre-clearance any time up until the Access Person has made a firm commitment to invest. The compliance designee will review and approve the CCO’s pre-clearance requests.

Sanctions and Reporting Violations of the Code
Disciplinary Responses
All disciplinary responses to violations of the Code shall be administered by the CCO. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.
Violations of this Code of Ethics, or the other policies and procedures set forth in the Compliance Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject a Supervised Person to civil, regulatory or criminal sanctions. No Supervised Person will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Supervised Persons must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, the Firm will protect the identity of a Supervised Person who reports a suspected violation. However, the Firm remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation. The CCO shall be responsible for ensuring a thorough investigation of all suspected violations of the Code and shall maintain a report of all violations. Retaliation against any Supervised Person who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Insider Trading Policy
Background
Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Nonpublic Information by such investment adviser or any associated person. Federal Securities Laws have been interpreted to prohibit, among other things, the following activities:

•Trading by an insider while in possession of Material Nonpublic Information;
•Trading by a non-insider while in possession of Material Nonpublic Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;
•Trading by a non-insider who obtained Material Nonpublic Information through unlawful means such as computer hacking;
•Communicating Material Nonpublic Information to others in breach of a fiduciary duty; and
•Trading or tipping Material Nonpublic Information regarding an unannounced tender offer.
Definitions
Material Information. "Material Information" generally includes:
•any information that a reasonable investor would likely consider important in making his or her investment decision; or
•any information that is reasonably certain to have a substantial effect on the price of a company's securities.
Examples of Material Information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing Material Nonpublic Information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued securities. Material Information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.
Nonpublic Information. Information is "nonpublic" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Once information has been effectively distributed to the investing public, it is no longer nonpublic. However, the distribution of Material Nonpublic Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Nonpublic Information does not change to public information solely by selective dissemination. Examples of the ways in which Nonpublic Information might be transmitted include, but are not limited to in person, in writing, by telephone, during a presentation, by email, instant messaging, text message, or through social networking sites.
Supervised Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Nonpublic Information.

Policies and Procedures
The purpose of these policies and procedures (the "Insider Trading Policies") is to educate our Supervised Persons regarding insider trading, and to detect and prevent insider trading by any person associated with the Firm. The term "insider trading" is not defined in the securities laws, but generally, it refers to the use of Material, Nonpublic Information to trade in securities or the communication of Material, Nonpublic Information to others.

Prohibited Use or Disclosure of Material Nonpublic Information
Supervised Persons are strictly forbidden from engaging in Insider Trading, either personally or on behalf of the Firm or its clients.
In certain situations, depending on facts and circumstances, Material Nonpublic Information may also be received subject to a confidentiality agreement. The CCO must approve all written confidentiality agreements relating to the receipt of Material Nonpublic Information. Any disclosure or use of Material Nonpublic Information in violation of such an agreement is prohibited.
Supervised Persons may disclose Material Nonpublic Information only to the Firm’s Supervised Persons and outside parties who have a valid business reason for receiving the information, and only in accordance with any confidentiality agreement or information barriers that apply.

Selective Disclosure
Nonpublic Information about the Firm’s investment strategies may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. The dissemination of such information may be a violation of the fiduciary duty that the Firm owes to its clients.

Receipt of Information
In certain instances, Supervised Persons of the Firm may receive information that may be deemed to be Material Nonpublic Information. To the extent possible, Supervised Persons should seek pre-approval from the CCO prior to accessing such information. In all cases, Supervised Persons should immediately inform the CCO if they have or believe they have received Material Nonpublic Information.

If Supervised Persons have questions as to whether they are in possession of Material Nonpublic Information, they should contact the CCO immediately. The CCO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated. The CCO may also consult legal counsel.

Upon knowledge that any persons associated with the Firm may have received unauthorized Material Nonpublic Information, the CCO will take immediate action to investigate the matter thoroughly. Where a Supervised Person may have received Material Nonpublic Information, the CCO will prepare a written memorandum describing the information, its source, and the date that the information was received. The CCO will determine what precautions may be appropriate to protect the improper dissemination or use of the information. The CCO will communicate restriction requirements to all Supervised Persons in writing immediately after determining the need for such additional measures.
Relationships with Potential Insiders
The concept of "insider" is broad, and includes all persons associated with a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company's affairs and as a result has access to information solely for the company's purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company's attorneys, accountants, consultants, bank-lending officers and the Supervised Persons of such organizations.
Third parties with whom the Firm has a relationship, such as the Firm’s analyst or researcher, may possess Material Nonpublic Information. Access to such information could come as a result of, among other things:

•Being employed or previously employed by an issuer (or sitting on the issuer’s board of directors);
•Working for an investment bank, consulting firm, supplier, or customer of an issuer;
•Sitting on an issuer’s creditors committee;
•Personal relationships with connected individuals; and
•A spouse’s involvement in any of the preceding activities.
A Supervised Person may become a temporary insider for a company he or she advises. Temporary insiders may also include a company’s attorneys, accountants, consultants, or bank lending officers.

Individuals associated with a third party who have access to Material Nonpublic Information may have an incentive to disclose the information to the Firm due to the potential for personal gain.
Supervised Persons should be extremely cautious about investment recommendations, or information about issuers that they receive from third parties. Supervised Persons should inquire about the basis for any such recommendations or information, and should consult with the CCO if there is any appearance that the recommendations or information are based on Material Nonpublic Information.
Rumors
Creating or passing rumors with the intent to manipulate securities prices or markets may violate the anti-fraud provisions of Federal Securities Laws. Such conduct is contradictory to the Firm’s Code of Ethics, as well as the Firm’s expectations regarding appropriate behavior of its Supervised Persons. Supervised Persons are prohibited from knowingly circulating rumors or sensational information with the intent to manipulate securities or markets.

This policy is not intended to discourage or prohibit appropriate communications between Supervised Persons of the Firm and other market participants and trading counter parties.

Consult with the CCO if you have questions about the appropriateness of any communications.
Penalties for Insider Trading
The legal consequences for trading on or communicating Material, Nonpublic Information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation.
Penalties may include:

•civil injunctions;
•jail sentences;
•revocation of applicable securities-related registrations and licenses;
•fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
•fines for the Supervised Person or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Gifts and Entertainment
Policies and Procedures
Supervised Persons must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy. The prohibitions and limitations below do not apply to gifts or entertainment between a Supervised Person and a Firm client who is an immediate family member of the Supervised Person.

On a quarterly basis, Supervised Persons are prompted to disclose all gifts and entertainment in accordance with this Policy on the Code of Ethics Quarterly Certification in Orion irrespective of value and including food and beverages provided during a legitimate business meeting.

Gift Giving Policy
The Firm's Supervised Persons are prohibited from giving gifts that may appear lavish or excessive, and must receive written approval from the CCO prior to giving a gift valued in excess of
$100 to any client, prospect, individual, or entity with whom the Firm does, or is seeking to do, business. Supervised Persons should use the Gifts and Entertainment Reporting Form or another written format approved by the CCO to meet the requirements of this policy. Supervised Persons are prohibited from giving a cash payment of any kind or a gift of more than nominal value to a person for soliciting or referring clients or potential clients unless pre-approved by the CCO.

Entertainment Giving Policy
The Firm's Supervised Persons are prohibited from giving entertainment that may appear lavish or excessive, and must receive written approval from the CCO prior to giving entertainment valued in excess of $100 to any client, prospect, individual, or entity with whom the Firm does, or is seeking to do, business. Supervised Persons should use the Gifts and Entertainment Reporting Form or another written format approved by the CCO, to meet the requirements of this policy.
These policies are not intended to prohibit normal business entertainment.

Supervised Persons’ Receipt of Gifts
On occasion, Supervised Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons. Supervised Persons are prohibited from accepting gifts that may appear lavish or excessive, and must promptly report the receipt of gifts valued in excess of $100 to the CCO.

Use the Gifts and Entertainment Reporting Form or another written format approved by the CCO, to meet the requirements of this policy. Gifts such as gift baskets or lunches delivered to the Firm’s offices, which are received on behalf of the Firm, do not require reporting.

Supervised Persons’ Receipt of Entertainment
Supervised Persons are prohibited from accepting entertainment that may appear lavish or excessive, and must promptly report the receipt of entertainment valued in excess of $100 to the CCO. Use the Gifts and Entertainment Reporting Form or another written format approved by the CCO, to meet the requirements of this policy.

Gifts and Entertainment Given to Union Officials
Any gift or entertainment provided by the Firm to a labor union or a union official in excess of
$250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of the Firm’s fiscal yearConsequently, all gifts and entertainment provided to labor unions or union officials must be reported to the CCO on the Gifts and Entertainment Reporting Form or another written format approved by the CCO.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities”
The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions.
Individuals acting in an official capacity on behalf of a foreign government, or a foreign political party may also be “instrumentalities” of a foreign government.

Supervised Persons should use the Gifts and Entertainment Reporting Form, or another written format approved by the CCO to disclose all gifts and entertainment that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting.

Distribution Cognizant

Personal Securities Pre-Clearance Trading Request Form

Transaction Type: Buy / Sell / Short / Cover Short / Other (describe):

Security Name:

Security Type: Common Stock / Option / Debt / Other (describe):

Symbol or Identifier:

Number of Shares / Contracts / Principal Amount:

Broker / Custodian:

Does the transaction involve an IPO or private placement?

If you are seeking to invest in a private fund, describe the fund’s investment strategy.

Pre-clearance sought through (date):

By signing below, I certify and acknowledge the following:

1.    I have no Material Non-Public Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Firm policy, confidentiality agreements or securities laws.

2.    The proposed transaction does not limit a Client’s investment opportunities or disadvantage a Client in any way.

__________________________________
Signature

Date:

Print Name:

Internal Use Only

CCO Signature______________________________ Approved / Disapproved

Date:

Reasons Supporting Decision:
_____ No conflicts

_____ Other: ____________________________________________________________

Distribution Cognizant

Gifts and Entertainment Reporting Form

I gave / received a gift / entertainment. (Circle as applicable)

Describe the gift or entertainment:

Approximate cost or value (whichever is higher):

Third-party giver or recipient:

Describe any known relationship between the third-party giver or recipient and any public issuer or government entity:

Describe the relationship between the third party and yourself and/or the Firm.

If known, describe the reason that the gift or entertainment was given or received:

List any other gifts or entertainment given by, or received from, the third party within the past 12 months, along with their approximate cost or value.

Is the recipient a union official or otherwise associated with a Taft-Hartley Fund? Yes / No

__________________________________
Signature

Date:

Print Name:

Internal Use Only __________ Approved ___________ Not Approved Reviewed by: Title: Date: Additional Notes (if needed):